Exhibit 99.2

LAKE SUCCESS, NEW YORK, September 30, 1997 - AMNEX, Inc. (NASDAQ: AMXI) today announced the closing of a convertible subordinated note offering in the principal amount of $15.0 million. The notes bear interest at a rate of 8 1/2% per annum, will mature in September 2002 and are convertible into shares of Common Stock of the Company. The offering was made to certain institutional investors in the United States and certain investors outside the United States. The securities offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Company has granted the holders of the Notes registration rights for the Notes and the underlying Common Stock. Application has been made to list the Notes on the Luxembourg Stock Exchange.

A substantial portion of the net proceeds of the offering was used to repurchase certain outstanding convertible promissory notes and preferred shares of the Company and to prepay certain other outstanding promissory notes of the Company, in each case held by clients of Friedli Corporate Finance AG.

Concurrently, Francesco Galesi, a Director of the Company, acquired certain convertible promissory notes of the Company held by Friedli Corporate Finance AG clients and converted them into approximately 2,700,000 shares of Common Stock of the Company. The Common Stock acquired by Mr. Galesi is subject to a one year lock-up agreement with the initial purchaser of the $15.0 million principal amount convertible subordinated notes.

Alan J. Rossi, Chairman of the Board stated, "These transactions will allow the Company to simplify its capital structure, improve its liquidity and strengthen its balance sheet."

AMNEX, Inc. is an integrated payphone and operator services telecommunications company serving both U.S. and international markets.


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